AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

                                       OF

                             TRIAN SPV (SUB) I, L.P.

                            DATED AS OF MARCH 1, 2006






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                                TABLE OF CONTENTS


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ARTICLE I GENERAL PROVISIONS.........................................................1
   Sec. 1.01   Formation of the Partnership..........................................1
   Sec. 1.02   Partnership Name and Address..........................................2
   Sec. 1.03   Fiscal Year...........................................................2
   Sec. 1.04   Liability of Partners.................................................2
   Sec. 1.05   Purposes of the Partnership...........................................2
   Sec. 1.06   Assignability of Interest.............................................3

ARTICLE II MANAGEMENT OF THE PARTNERSHIP.............................................3
   Sec. 2.01   Management Generally..................................................3
   Sec. 2.02   Authority of the Managing General Partner.............................3
   Sec. 2.03   Reliance by Third Parties.............................................7
   Sec. 2.04   Activity of the General Partners......................................7
   Sec. 2.05   Exculpation...........................................................8
   Sec. 2.06   Indemnification.......................................................9
   Sec. 2.07   Management Fee; Payment of Certain Costs and Expenses................10
   Sec. 2.08   Principal Transactions...............................................11

ARTICLE III CAPITAL ACCOUNTS OF PARTNERS AND OPERATION THEREOF......................11
   Sec. 3.01   Definitions..........................................................11
   Sec. 3.02   Capital Contributions................................................12
   Sec. 3.03   Capital Accounts.....................................................12
   Sec. 3.04   Partnership Percentages..............................................13
   Sec. 3.05   Allocation of Net Capital Appreciation or Net Capital
               Depreciation.........................................................13
   Sec. 3.06   Amendment of Incentive Allocation....................................16
   Sec. 3.07   Valuation of Assets..................................................16
   Sec. 3.08   Liabilities..........................................................17
   Sec. 3.09   Allocation for Tax Purposes..........................................17
   Sec. 3.10   Determination by the Managing General Partner of Certain
               Matters..............................................................18
   Sec. 3.11   Adjustments to Take Account of Certain Events........................18

ARTICLE IV ADMISSION OF NEW PARTNERS................................................18
   Sec. 4.01   New Partners.........................................................18

ARTICLE V WITHDRAWALS AND DISTRIBUTIONS OF CAPITAL..................................19
   Sec. 5.01   Withdrawal of Initial Limited Partner................................19
   Sec. 5.02   Withdrawals and Distributions in General.............................19


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   Sec. 5.03   Withdrawals..........................................................19
   Sec. 5.04   Required Withdrawals.................................................20
   Sec. 5.05   Death, Disability, etc. of Limited Partners..........................20
   Sec. 5.06   Distributions........................................................21
   Sec. 5.07   Effective Date of Withdrawal.........................................22
   Sec. 5.08   Limitations on Withdrawal of Capital Account.........................22

ARTICLE VI DURATION AND DISSOLUTION OF THE PARTNERSHIP..............................23
   Sec. 6.01   Duration.............................................................23
   Sec. 6.02   Dissolution..........................................................23

ARTICLE VII TAX RETURNS; REPORTS TO PARTNERS........................................24
   Sec. 7.01   Independent Auditors.................................................24
   Sec. 7.02   Filing of Tax Returns................................................24
   Sec. 7.03   Tax Matters Partner..................................................24
   Sec. 7.04   Reports to Current Partners..........................................24
   Sec. 7.05   Reports to Partners and Former Partners..............................25
   Sec. 7.06   Partner Tax Basis....................................................25

ARTICLE VIII INVESTOR COMMITTEE.....................................................25
   Sec. 8.01   Investor Committee...................................................25

ARTICLE IX MISCELLANEOUS............................................................26
   Sec. 9.01   General..............................................................26
   Sec. 9.02   Power of Attorney....................................................26
   Sec. 9.03   Amendments to Partnership Agreement..................................26
   Sec. 9.04   Non-Voting Interests of Registered Fund Limited Partners.............27
   Sec. 9.05   Choice of Law........................................................27
   Sec. 9.06   Consent to Jurisdiction..............................................28
   Sec. 9.07   Tax Elections........................................................28
   Sec. 9.08   No Third Party Rights................................................28
   Sec. 9.09   Confidentiality......................................................28
   Sec. 9.10   Notices..............................................................29
   Sec. 9.11   Goodwill.............................................................29
   Sec. 9.12   Headings.............................................................29
   Sec. 9.13   Pronouns.............................................................29


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                              AMENDED AND RESTATED

                        LIMITED PARTNERSHIP AGREEMENT OF

                             TRIAN SPV (SUB) I, L.P.

                            Dated as of March 1, 2006


         This Amended and Restated Limited Partnership Agreement dated on the date first above written (the "Agreement") among the undersigned (herein called the "Partners", which term shall include any persons hereafter admitted to Trian SPV (SUB) I, L.P. (the "Partnership") pursuant to Article IV of this Agreement and shall exclude any persons who cease to be Partners pursuant to Article V of this Agreement) shall govern the Partnership.

         WHEREAS, the Administrative General Partner (as defined in Section 1.01) and Ian Gobin, as the initial limited partner (the "Initial Limited Partner"), heretofore entered into an Initial Exempted Limited Partnership Agreement dated February 28, 2006 (the "Initial Partnership Agreement"), and have formed and registered the Partnership as an exempted limited partnership pursuant to the Exempted Limited Partnership Law (2003 Revision) of the Cayman Islands (the "Law"); and

         WHEREAS, additional limited partners wish to be admitted as Limited Partners (as defined in Section 1.04) of the Partnership and the parties hereto desire to continue a limited partnership under the provisions of the Law and to set forth the terms pursuant to which the Partnership shall be governed.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                               General Provisions

         Sec. 1.01 FORMATION OF THE PARTNERSHIP. The Partnership was formed and registered as an exempted limited partnership by the execution of the Initial Partnership Agreement and the filing of a Section 9 Statement with the Registrar of Exempted Limited Partnerships of the Cayman Islands on February 28, 2006. Trian Partners Cayman, Ltd., a Cayman Islands exempt company serving as the administrative general partner of the Partnership (the "Administrative General Partner"), shall cause to be executed, filed and recorded, with the proper offices in the Cayman Islands, such certificates, and shall cause to be made such publications, as shall be required by the Law. For so long as the interests in the Partnership are held by more than one Limited Partner and no more than fifteen Limited Partners, the majority in number of these Limited Partners shall be capable of appointing or removing the General Partners (as defined in Section 1.04) for the purpose of ensuring that the Partnership is not required to register as a mutual fund under the Mutual Funds Law (2003) Revision of the Cayman Islands until such time as there are more than fifteen Limited Partners.


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         Sec. 1.02 PARTNERSHIP NAME AND ADDRESS.  The name of the Partnership is
Trian SPV (Sub) I, L.P. Its registered office is located at the offices of Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, or at such other location in the Cayman Islands as the Managing General Partner in the future may designate. The Administrative General Partner shall promptly notify the Limited Partners of any change in the Partnership's address.

         Sec. 1.03 FISCAL YEAR. The fiscal year of the Partnership (herein called the "fiscal year") shall end on December 31 unless another date is required under the United States Internal Revenue Code of 1986, as amended, for Federal tax purposes.

         Sec. 1.04 LIABILITY OF PARTNERS. The names of all of the Partners and the amounts of their respective contributions to the Partnership (herein called the "Capital Contributions") are set forth in the books and records of the Partnership.

         Trian Partners GP, L.P., a Delaware limited partnership, shall be the managing general partner (herein called the "Managing General Partner" and, together with the Administrative General Partner, the "General Partners" or each, a "General Partner"). The General Partners shall, in the event that the assets of the Partnership are inadequate, be liable for all debts and obligations of the Partnership.

         The Partners designated in the books and records of the Partnership as limited partners (herein called the "Limited Partners"), and former Limited Partners (including the Initial Limited Partner), shall have no liability for any debt or obligation of the Partnership except to the extent of their respective interests in the Partnership, nor any obligation to contribute or make payments to the Partnership, except as provided by the Law or pursuant to the terms of this Agreement.

         As used in this Section 1.04, the terms "interests in the Partnership" and "interest in the Partnership" shall mean, with respect to any fiscal year (or relevant portion thereof) and with respect to each Partner (or former Partner), the Capital Account(s) (as defined in Section 3.03) that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of Article V upon withdrawal from the Partnership as of the end of such fiscal year (or relevant portion thereof).

         As used in this Agreement, the terms "former Limited Partner" and "former Partner" refer to such persons or entities as hereafter from time to time cease to be a Limited Partner or Partner, respectively, pursuant to the terms and provisions of this Agreement.

         Sec. 1.05 PURPOSES OF THE PARTNERSHIP. The Partnership is established for the purposes of engaging in any and all transactions permitted under applicable law including, without limitation, investing in Securities (as hereinafter defined) and engaging in all activities and transactions as the Managing General Partner may deem necessary or advisable in connection therewith, including, without limitation:

         (a) to invest, on margin or otherwise, in (i) securities and other financial instruments issued by or otherwise relating to a single "large-cap" consumer products company to be identified by the General Partner (such company, the "Company"), including, without


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limitation:  common stock; preferred stock; shares of beneficial interest; bonds and other fixed income investments, notes and debentures (whether subordinated, convertible or otherwise), and (ii) derivative products relating to securities issued by the Company, including, without limitation: swaps, options, warrants, repurchase agreements, reverse repurchase agreements, caps, collars, floors and forward rate agreements (all such items in clauses (i) and (ii) being called herein a "Security" or "Securities"), and to sell Securities short and cover such sales;

         (b) to engage in such other lawful transactions as the Managing General Partner may from time to time determine in furtherance of the purpose set forth in Section 1.05(a); and

         (c) to do such other acts as is necessary or advisable in connection with the maintenance and administration of the Partnership.

         Sec. 1.06 ASSIGNABILITY OF INTEREST. A Partner may not pledge, transfer or assign its interest in the Partnership other than by operation of law pursuant to the death, bankruptcy or dissolution of such Partner, or with the consent of the Managing General Partner, which may be withheld in its sole discretion. In no event, however, will any transferee or assignee be admitted as a Partner without the consent of the Managing General Partner, which may be withheld in its sole discretion. Any attempted pledge, transfer or assignment not made in accordance with this Section 1.06 shall be void.

                                   ARTICLE II

                          Management of the Partnership

         Sec. 2.01 MANAGEMENT GENERALLY. The management of the Partnership shall be vested exclusively in the Managing General Partner. Except as authorized by the Managing General Partner, neither the Administrative General Partner nor the Limited Partners shall have any part in the management of the Partnership, nor shall they have any authority or right to act on behalf of the Partnership in connection with any matter.

         Sec. 2.02 AUTHORITY OF THE MANAGING GENERAL PARTNER.

         (a) The Managing General Partner shall oversee the administration of the Partnership, and shall have the power to:

                  (i)  communicate  with  the  Partners,   including  furnishing
         reports as set forth in Article VII;

                  (ii)  maintain  the   principal   books  and  records  of  the
         Partnership;

                  (iii) cause the preparation of all necessary tax returns of the Partnership;

                  (iv) conduct meetings of the Partners;


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                  (v)  provide   administrative,   accounting  and   secretarial
         services to the Partnership;

                  (vi)  bring  and  defend  actions  before  any   governmental,
         administrative or other regulatory agency, body or commission, for and on behalf of the Partnership; and

                  (vii) do all things and discharge all duties required of, or imposed on, a general partner by law, and do any other things and discharge any other duties required of or imposed on a general partner by law.

         (b) The Managing General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.05, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

                  (i) provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;

                  (ii) acquire a long position or a short position with respect to any Security and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

                  (iii) purchase Securities and hold them for investment, and initiate tender offers and proxy contests and other shareholder actions with respect to Securities, and take other actions to influence the management of issuers of Securities;

                  (iv)  enter  into   contracts  for  or  in   connection   with
         investments in Securities;

                  (v) invest in other pooled investment vehicles for cash management purposes, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle;

                  (vi) possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Partnership;

                  (vii) lend, either with or without security, any Securities, funds or other properties of the Partnership, including by entering into reverse repurchase agreements, and, from time to time, without limit as to the amount, borrow or raise funds, including by entering into repurchase agreements, and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;


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                  (viii) open, maintain and close accounts, including margin and custodial accounts, with brokers, including brokers affiliated with the General Partners, which power shall include the authority to issue all instructions and authorizations to brokers regarding the Securities
         and/or  money   therein;   to  pay,  or   authorize   the  payment  and
         reimbursement  of,  brokerage  commissions that may be in excess of the
         lowest   rates   available   that  are  paid  to  brokers  who  execute
         transactions for the account of the Partnership and who (i) supply, or pay for (or rebate a portion of the Partnership's brokerage commissions to the Partnership for payment of) the cost of, brokerage, research or execution services utilized by the Partnership or the Other Accounts (as defined in (xi) below) and/or (ii) pay for (or rebate a portion of the Partnership's brokerage commissions for the payment of) obligations of the Partnership (as provided in Section 2.08 hereof) or the Partnership's share of such obligations (such as computer facilities and the cost of an accounting software package), PROVIDED that the Partnership does not pay rates of commission in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker's facilities, and the broker's provision or payment of the costs of research and other services or property that are of benefit to the Partnership, the Management Company (as defined in (xiv) below) and the Other Accounts;

                  (ix) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and draw checks or other orders for the payment of monies;

                  (x) combine purchase or sale orders on behalf of the Partnership with orders for the General Partners, the Management Company or their respective Affiliates (as defined in Section 2.04) or other accounts to whom the General Partners or any of their Affiliates provides investment services ("Other Accounts") and allocate the Securities or other assets so purchased or sold, on an average price basis, among such accounts;

                  (xi) enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price;

                  (xii) organize one or more corporations or other entities formed to hold record title, as nominee for the Partnership (whether alone or together with the Other Accounts), to Securities or funds of the Partnership;

                  (xiii) organize one or more direct or indirect subsidiary entities;

                  (xiv) retain Trian Fund Management, L.P. (the "Management Company") to provide certain management and administrative services to the Partnership and to cause the Partnership to compensate the Management Company for such services;


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         PROVIDED, HOWEVER, management, control and conduct of the activities of the Partnership shall remain the responsibility of the Managing General Partner;

                  (xv) retain any other persons, firms or entities selected by the Managing General Partner to provide certain management and administrative services to the Partnership and to cause the Partnership to compensate such other persons, firms or entities for such services; PROVIDED, HOWEVER, management, control and conduct of the activities of the Partnership shall remain the responsibility of the Managing General Partner;

                  (xvi) retain  Goldman Sachs (Cayman)  Trust,  Limited or other persons, firms or entities selected by the Managing General Partner to provide certain management and administrative services to the Partnership (Goldman Sachs (Cayman) Trust, Limited or any such other persons, firm or entity providing such services from time to time is herein called the "Administrator") and to cause the Partnership to compensate the Administrator for such services; PROVIDED, HOWEVER, management, control and conduct of the activities of the Partnership shall remain the responsibility of the Managing General Partner;

                  (xvii) cause the Partnership to engage in agency, agency cross and principal transactions with Affiliates to the extent permitted by applicable securities laws; PROVIDED, HOWEVER, that, to the extent required by applicable law, in no event shall the Partnership engage in a principal transaction except pursuant to Section 2.08;

                  (xviii) maintain for the conduct of the Partnership's affairs one or more offices and in connection therewith rent or acquire office space, and do such other acts as the Managing General Partner may deem necessary or advisable in connection with the maintenance and administration of the Partnership;

                  (xix) engage personnel, whether part-time or full-time, and attorneys, independent accountants or such other persons as the Managing General Partner may deem necessary or advisable;

                  (xx) authorize any partner, employee or other agent of the General Partners or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing;

                  (xxi) do any and all acts on behalf of the  Partnership  as it may deem necessary or advisable in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, including, without limitation, the voting of Securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters; and

                  (xxii) delegate such of its duties and functions as it may deem appropriate to the Administrative General Partner or any other persons.


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         Sec.  2.03  RELIANCE  BY  THIRD  PARTIES.   Persons  dealing  with  the
Partnership are entitled to rely conclusively upon the certificate of a General Partner, to the effect that it is then acting as a General Partner, and upon the power and authority of the General Partners as herein set forth.

         Sec. 2.04 ACTIVITY OF THE GENERAL PARTNERS.

         (a) The Managing General Partner shall, and shall cause the Management Company to devote, so much of their time to the affairs of the Partnership as in the judgment of the Managing General Partner the conduct of its business shall reasonably require, and none of the General Partners, the Management Company or their respective Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein. Except as expressly provided in this Section 2.04, nothing contained in this Agreement, and no waivable provision of applicable law, shall be deemed to preclude the General Partners, the Management Company or their Affiliates or any shareholder, member, partner, director, officer or employee thereof (collectively, the "Management Group") from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for their own accounts, for any of their family members or for other clients. No Limited Partner shall, by reason of being a partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the Management Group from the conduct of any business other than the business of the Partnership (to the extent provided herein) or from any transaction in Securities effected by any of the Management Group for any account other than that of the Partnership.

         (b) Trian Partners, L.P. (the "U.S. Fund"), Trian Partners Master Fund, L.P. (the "Offshore Master Fund"), Trian Partners Master Fund (Non-ERISA), L.P. (the "Non-ERISA Master Fund"), and any other investment vehicles or managed accounts formed to invest substantially in parallel with such vehicles, subject to tax and regulatory considerations ("Parallel Vehicles", collectively with the U.S. Fund, the Offshore Master Fund and the Non-ERISA Master Fund, the "Other Investors"), will make investments in Securities alongside the Partnership. Investments in Securities will be allocated amongst the Partnership and the Other Investors in amounts to be determined at the sole discretion of the Managing General Partner.

         (c) Notwithstanding the foregoing, with respect to investments in Securities that the Partnership and one or more of the Other Investors elect to pursue, the Limited Partners acknowledge and agree that the Affiliated Investors (as defined in Section 2.04(e)) may co-invest with the Other Investors and the Partnership, but only if such co-investment (and subsequent disposition) is at the same time and price as applies to the Other Investors and the Partnership, unless otherwise approved by the Investor Committee (as defined in Section 8.01). If multiple purchases of the same Security are made over time, Affiliated Investors may reduce or eliminate their participation in such later purchases. Additionally, if Affiliated Investors do not participate at the same percentage level in each purchase made as part of a purchase program, they will ensure that their per-security profit is not higher than that of the Other Investors and the Partnership.


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         (d) The  Limited  Partners  acknowledge  and  agree  that the  Managing
General Partner may cause the Partnership, either alone or together with other members of a group (including the U.S. Fund, the Offshore Master Fund, the Non-ERISA Master Fund and any Parallel Vehicles), to acquire a "control" position in the Securities of the Company, and may secure the appointment of persons selected by the Managing General Partner or other members of the group to the Company's management team or board of directors. In so doing, the Limited Partners acknowledge and agree that the Managing General Partner may acquire fiduciary duties to such company and to the other shareholders of such company; and that these fiduciary duties may compel the Managing General Partner to take actions that, while in the best interests of the Company and/or its shareholders and/or other third party constituencies, may not be in the best interests of the Limited Partners. Accordingly, the Limited Partners acknowledge and agree that the Managing General Partner may have a conflict of interest between the fiduciary duties (if any) that it owes to the Company and its shareholders and other third party constituencies under applicable law, on the one hand, and those that it owes to the Limited Partners, on the other hand. The Partnership may use entities affiliated with Deerfield & Company LLC ("Deerfield"), Triarc or the Principals to provide certain services to the Partnership. Any such arrangements will be on the terms set forth in Section 2.08. In the event that a situation that may present a conflict of interest arises, the Managing General Partner may refer such situation to the Investor Committee for a resolution.

         (e) Definitions:

                  (i) "Affiliate" shall mean, with respect to any Person, any Person controlling, controlled by or under common control with, such Person;

                  (ii) "Affiliated Investors" shall mean Nelson Peltz, Peter W. May, Edward P. Garden, the Managing General Partner and/or their respective Affiliates;

                  (iii) "Non-Affiliated Investor" shall mean an investor who is not an Affiliate of the Managing General Partner or the Principals;

                  (iv) "Person" shall mean any natural person, partnership, limited liability company, corporation, trust or other entity; and

                  (v) "Principals" shall mean Nelson Peltz, Peter W. May and Edward P. Garden.

         Sec. 2.05 EXCULPATION.

         (a) None of the General Partners, any Investor Committee member, the Management Company, their respective Affiliates, and any of their respective shareholders, members, partners, directors, officers and employees (each, an "Indemnified Party" and collectively, "Indemnified Parties") shall be liable to any Partner or the Partnership for (i) any acts or omissions arising out of, related to or in connection with the Partnership or any entity in which it has an interest, any transaction or activity relating to the Partnership or any entity in which it has an interest, any investment or proposed investment made or held, or to be made or held by the Partnership, or this Agreement or any similar matter, unless such action or inaction was made in bad faith or constitutes fraud, willful misconduct or gross negligence (which "gross negligence", whenever used herein, shall have the meaning under the laws of the State of Delaware, United States) or (ii) any act or omission of any broker or agent of any Indemnified Party, PROVIDED that the selection, engagement or retention of such broker or agent was not made by the Indemnified Party seeking exculpation in bad faith and does not constitute fraud, willful misconduct or gross negligence of the Indemnified Party seeking exculpation. Each of the Indemnified Parties may consult with counsel and accountants in respect of the Partnership's affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that their selection of such counsel or accountants was not made by the Indemnified Party seeking exculpation in bad faith and does not constitute fraud, willful misconduct or gross negligence of the Indemnified Party seeking exculpation.

         (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.05 shall not be construed so as to provide for the exculpation of an Indemnified Party for any liability (including liability under U.S. Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 2.05 to the fullest extent permitted by law.

         Sec. 2.06 INDEMNIFICATION.

         (a) To the fullest  extent  permitted  by law,  the  Partnership  shall indemnify and hold harmless each Indemnified Party from and against any loss, cost or expense suffered or sustained by an Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Partnership, or any entity in which it has an interest, any investment or proposed investment made or held, or to be made or held by the Partnership, or this Agreement or any similar matter (collectively, "Covered Acts"), including, without limitation, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, PROVIDED that such acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim are based were not made in bad faith or did not constitute fraud, willful misconduct or gross negligence by the Indemnified Party seeking indemnification, or (ii) any acts or omissions, or alleged acts or omissions, of any broker or agent of any Indemnified Party (collectively, "Covered Broker Acts"), PROVIDED that the selection, engagement or retention of such broker was not made by the Indemnified Party seeking indemnification in bad faith and does not constitute fraud, willful misconduct or gross negligence of the Indemnified Party seeking indemnification. Additionally, the Partnership (and not any Indemnified Party) will be responsible for any losses resulting from trading errors and similar human errors, absent bad faith, willful misconduct or gross negligence. The Partnership shall advance to any Indemnified Party reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of any Covered Act or any Covered Broker Act whether or not the provisos of (i) or (ii) apply. In the event that such an advance is made by the Partnership, the Indemnified Party shall agree to reimburse the Partnership for such fees, costs and expenses to the extent that it shall be finally determined by non-appealable order of a court of competent jurisdiction that it was not entitled to indemnification under this Section 2.06. The foregoing provisions shall survive the termination of this Agreement.

         (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 2.06 to the fullest extent permitted by law.

         Sec. 2.07 MANAGEMENT FEE; PAYMENT OF CERTAIN COSTS AND EXPENSES.

         (a) Starting on April 1, 2006, the Partnership will pay a quarterly management fee on the first day of each quarter (the "Management Fee") to the Management Company of such percentage as it may agree in respect of each class of Limited Partner that it may designate of the beginning Capital Account (as defined in Section 3.03) of each Limited Partner in such class for the quarter. A PRO RATA portion of the quarterly Management Fee will be paid out of any capital contributions made by new or existing Limited Partners to the Partnership on any date that does not fall on the first day of a fiscal quarter. Such fee will be paid upon contribution of the funds to the Partnership. In the case of a withdrawal by a Limited Partner other than as of the last day of a quarter, a PRO RATA portion of the Management Fee (based on the actual number of days remaining in such partial quarter) will be repaid by the Management Company to the Partnership and distributed to the withdrawing Limited Partner.

         (b) The General Partner's capital account will not be debited with any Management Fee. The Management Company may, in its sole discretion, waive, reduce or calculate differently the Management Fee in respect of direct and indirect holdings of Affiliated Investors or in respect of any other Limited Partner.

         (c) In consideration of the Management Fees, the Management Company will bear the administrative expenses of the Partnership, including costs and expenses related to salaries, employee benefits and bonuses of employees, occupancy expenses and accounting expenses (other than accounting expenses relating to investments or prospective investments and audit and tax return preparation fees).

         (d) The Partnership will bear its own expenses including, but not limited to, expenses relating to the cost of purchasing investments (e.g., brokerage commissions and trading costs), fees of the Administrator (or to the extent any services typically provided by an administrator are provided by the Management Company, the Managing General Partner or any of their respective employees or affiliates, the cost of such services in amounts not to exceed those typically paid to administrators engaged to perform such services as reasonably determined by the Managing General Partner in good faith), organizational expenses, expenses relating to the offer and sale of limited partnership interests in the Partnership, financing fees, prime brokerage fees, filing fees, entity-level taxes, registration fees and similar fees, audit and tax return preparation fees, fees in respect of consulting, custodial, accounting, investment banking, appraisal and financial advisory services provided by non-affiliated third parties relating to investments or prospective investments, due diligence expenses and fees relating to investments or prospective investments, conduct of proxy contests and tender offers, litigation expenses and legal expenses (including the cost of in-house counsel of the Management Company, the Managing General Partner and their respective affiliates in amounts that are no greater than those that would typically be payable to outside counsel engaged to perform such services as reasonably determined by the Managing General Partner in good faith) incurred in connection with the making or administration of investments (to the extent not borne by the Company and regardless of whether consummated), liability insurance covering the Managing General Partner, the Management Company and their respective affiliates, members, directors, officers, employees and agents, and extraordinary expenses and other similar expenses related to the Partnership as the Managing General Partner determines in its sole discretion. The expenses (other than the Management Fee) will be shared by all of the Partners including the Managing General Partner.

         Sec. 2.08 PRINCIPAL TRANSACTIONS. Each Limited Partner acknowledges that from time to time, the Managing General Partner may deem it appropriate for the Partnership to engage in "principal transactions" (as defined in Section 2.06(3) of the Investment Advisers Act of 1934, as amended). Each Limited Partner hereby agrees that any "principal transaction" will be considered and approved or disapproved, to the extent required by applicable law, by the Investor Committee or another independent representative appointed by the Managing General Partner, as determined by the Managing General Partner in its sole discretion. In no event shall any such transaction be entered into unless it complies with applicable law.

                                  ARTICLE III

                          Capital Accounts of Partners
                              and Operation Thereof

         Sec. 3.01 DEFINITIONS. For the purposes of this Agreement, unless the context otherwise requires:

         (a) The term "Accounting Period" shall mean the following periods: The initial Accounting Period shall begin upon the commencement of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the immediately preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each quarter of the Partnership, (ii) the date immediately prior to the effective date of the admission of a new Partner pursuant to Section 4.01, (iii) the date immediately prior to the effective date of an additional Capital Contribution pursuant to Section 3.02, (iv) any date on which a Partner makes a withdrawal from a Capital Account, (v) any date on which the Managing General Partner makes a distribution to Partners or other disposition of all or a portion of the Securities or proceeds from the sale thereof, (vi) the date when the Partnership shall dissolve or (vii) such other date as is determined by the Managing General Partner.

         (b) The term "Beginning Value" shall, with respect to any Accounting Period, mean the value of the Partnership's Net Assets at the beginning of such Accounting Period after giving effect to withdrawals relating to the immediately preceding Withdrawal Date and after giving effect to payment of the Management Fee.

         (c) The term "Ending Value" shall, with respect to any Accounting Period, mean the value of the Partnership's Net Assets at the end of such Accounting Period (before any reduction for Withholding Taxes (as defined in
Section 3.01(g))).

         (d) The term "Net Assets" shall mean the excess of the Partnership's assets (valued in accordance with Section 3.07) over its liabilities (determined in accordance with Section 3.08).

         (e) The term "Net Capital Appreciation" shall, with respect to any Accounting Period, mean the excess, if any, of the Ending Value over the Beginning Value.

         (f) The term "Net Capital Depreciation" shall, with respect to any Accounting Period, mean the excess, if any, of the Beginning Value over the Ending Value.

         (g) The term "Withholding Tax" shall mean tax withheld from the income of the Partnership or paid over by the Partnership that is determined based on the status of a Partner.

         Sec. 3.02 CAPITAL CONTRIBUTIONS. (a) Each Partner has paid or conveyed by way of contribution to the Partnership cash (a "Capital Contribution") having an aggregate value as set forth in the Partnership's books and records. Additional Capital Contributions may be made by Limited Partners only in accordance with the provisions of this Section 3.02.

         (b) With the prior approval of the Managing General Partner, a Limited Partner may make additional Capital Contributions to the Partnership in cash at such time as the Managing General Partner may permit.

         (c) Subject to the prior approval of the Managing General Partner, each Limited Partner may make additional Capital Contributions in respect of an LP Investor's subscription or otherwise to the Feeder Fund (as defined below). Any such Capital Contributions shall be made in accordance with the provisions of this Section 3.02. For purposes of this Agreement "Feeder Fund" shall mean Trian SPV I, Ltd., a Cayman Islands exempted company.

         (d) The interests in the Partnership may be divided into separate Capital Accounts to correspond with (i) multiple Capital Contributions (if any) made in respect of an LP Investor's Subscription Commitment (and shall be so divided in the case of the Feeder Fund), and (ii) each Capital Contribution by an LP Investor with respect to the classes, series and/or holders of interests or shares issued by such Limited Partner to its LP Investor (and shall be so divided in the case of the Feeder Fund) and any Capital Contributions by a Limited Partner that are derived from capital contributions made to such Limited Partner by an LP Investor shall be credited to the corresponding Capital Account(s). Any holder of a direct interest in a Limited Partner is hereinafter called an "LP Investor."

         Sec. 3.03 CAPITAL ACCOUNTS. A separate capital account (herein called the "Capital Account") shall be established on the books of the Partnership for each General Partner and for each Limited Partner for each separate Capital Contribution made by such Partner, and such Capital Accounts of any particular Limited Partner shall be separated as and to the extent provided in or pursuant to Section 3.02(d). The Capital Account of each Partner shall be in an amount equal to such Partner's initial Capital Contribution with respect to such Capital Account, adjusted as hereinafter provided. At the end of each Accounting Period, each Capital Account of a Partner shall be (i) increased or decreased by the amount credited or debited to such Capital Account of such Partner pursuant to Section 3.05; and
(ii) decreased by the amount of any withdrawals made by such Partner from such Capital Account pursuant to Section 5.03 or any distributions made to such Partner from such Capital Account pursuant to Section 5.06. At the beginning of each fiscal quarter, each Capital Account of a Limited Partner shall be decreased by the amount of the Management Fee calculated in respect of such Capital Account pursuant to Section 2.07. The Capital Account of each Limited Partner also shall be decreased by the amount of any fee paid with respect to any interest purchased on a date that does not fall on the first day of a fiscal quarter.

         For administrative convenience, the Managing General Partner may combine multiple Capital Accounts in respect of any particular LP Investor that have been established pursuant to Section 3.02(d) that have the same characteristics (e.g., remaining Lock-up Period (as defined in Section 5.02), Loss Recovery Account (as defined in Section 3.05(c)) and fee terms).

         Sec. 3.04 PARTNERSHIP PERCENTAGES. A "Partnership Percentage" shall be determined for each Capital Account for each Accounting Period of the Partnership by dividing the amount of such Capital Account by the aggregate Capital Accounts of all Partners as of the beginning of such Accounting Period after taking into account Capital Contributions, withdrawals and distributions, as of such date. The sum of the Partnership Percentages shall equal 100 percent.

         Sec. 3.05 ALLOCATION OF NET CAPITAL APPRECIATION OR NET CAPITAL DEPRECIATION.

         (a) At the end of each Accounting Period, each Capital Account of each Partner (including each General Partner) for such Accounting Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, in proportion to their respective Partnership Percentages.

         (b) Subject to Section 3.05(c), at the end of each fiscal year of the Partnership, or at such other times as are required by Section 3.05(d), the Partnership shall reallocate to the Capital Account of the Managing General Partner such percentage as it may agree in respect of each class of Limited Partner that it may designate of the excess of the Net Capital Appreciation, if any, allocated to each Capital Account of each Limited Partner in such class for such fiscal year over the Management Fee (and in the case of the Feeder Fund, expenses paid directly by the Feeder Fund) debited to such Limited Partner's Capital Account pursuant to Section 2.07 for such fiscal year (the "Incentive Allocation"); PROVIDED, HOWEVER, that the Net Capital Appreciation upon which the calculation of the Incentive Allocation is based shall be reduced to the extent of any unrecovered balance remaining in the Loss Recovery Account maintained on the books and records of the Partnership for such related Capital Account. The amount of the unrecovered balance remaining in the Loss Recovery Account at the time of calculating the Incentive Allocation shall be the amount existing immediately prior to its reduction pursuant to the second clause of the second sentence of Section 3.05(c). The Managing General Partner may waive, reduce or calculate differently the Incentive Allocation for the direct and indirect holdings by Affiliated Investors or for any Non-Affiliated Investors and may, in its sole discretion, elect to reduce, waive or calculate differently the Incentive Allocation with respect to any Limited Partner that is an affiliate, employee or relative of an Affiliated Investor or for any other Limited Partner.

         (c) There shall be established on the books of the Partnership for each Capital Account a memorandum account (the "Loss Recovery Account"), the opening balance of which shall be zero. For purposes of this Section 3.05, the Capital Account with respect to which a Loss Recovery Account was established shall be referred to as the "Related Capital Account." At the end of each fiscal year or at such other date during a fiscal year as the calculation of an Incentive Allocation is required to be made for such Partner under this Section 3.05, the balance in each Loss Recovery Account shall be adjusted as follows: first, if there has been, in the aggregate, Net Capital Depreciation (as adjusted pursuant to the last sentence of this paragraph) with respect to a Related Capital Account since the immediately preceding date as of which a calculation of an Incentive Allocation was made (or if no calculation has yet been made with respect to such Capital Account, since its creation), an amount equal to such Net Capital Depreciation shall be credited to such Loss Recovery Account, and, second, if there has been, in the aggregate, Net Capital Appreciation (as adjusted pursuant to the last sentence of this paragraph) with respect to such Related Capital Account since the immediately preceding date as of which a calculation of an Incentive Allocation was made, an amount equal to such Net Capital Appreciation, before any Incentive Allocation to the Managing General Partner, shall be debited to and reduce any unrecovered balance in such Loss
Recovery Account, but not below zero. Solely for purposes of this Section 3.05(c), in determining a Limited Partner's Loss Recovery Account, Net Capital Appreciation and Net Capital Depreciation for any applicable period shall be calculated by taking into account the amount of the Management Fee (and in the case of the Feeder Fund, expenses paid directly by the Feeder Fund), if any, debited to such Limited Partner's Capital Account for such period

         In the event that a Limited Partner withdraws all or a portion of a Capital Account when there is an unrecovered balance in the Loss Recovery Account established in respect of such Capital Account (other than a withdrawal to pay Feeder Fund expenses as described in Section 5.03(f)), the unrecovered balance in such Loss Recovery Account shall be reduced as of the beginning of the next Accounting Period by an amount equal to the product obtained by multiplying the balance in such Loss Recovery Account by a fraction, the numerator of which is the amount of the withdrawal from such Capital Account made by such Limited Partner with respect to the immediately preceding Withdrawal Date and the denominator of which is the balance in such Capital Account on the last day of the prior Accounting Period. Additional Capital Contributions shall not affect any Loss Recovery Account.

         (d) In the event that (i) the Partnership is dissolved other than at the end of a fiscal year, (ii) the effective date of a Limited Partner's partial or complete withdrawal from any particular Capital Account is other than a fiscal year end, or (iii) a partial or complete distribution of all of the amounts contained in a Limited Partner's Capital Account occurs on a date other than a fiscal year end, then for purposes of determining the Incentive Allocation, Net Capital Appreciation shall be determined through the termination date (for all Limited Partners), withdrawal date or distribution date (for the Capital Account relating to such withdrawal or distribution (as applicable) only) as if such dates were the end of the fiscal year, and the Incentive Allocation shall be made at that time.

         (e) For purposes of determining the impact of withdrawals on Incentive Allocations and Loss Recovery Accounts with respect to: (i) Limited Partners having multiple Capital Accounts other than as contemplated in Section 3.02(d)(ii); and (ii) any Limited Partner holding multiple Capital Accounts that have been established in respect of any particular LP Investor, pursuant to
Section 3.02(d), withdrawals will be deemed to be made in respect of such Capital Accounts on a "first in -first out" basis.

         (f) In the event the Managing General Partner determines that, based upon tax or regulatory reasons, or any other reasons as to which the Managing General Partner and any Limited Partner agree, such Partner (or any LP Investor) should not participate in the Net Capital Appreciation or Net Capital Depreciation, attributable to any Security, type of Security or to any other transaction, or event if any, the Managing General Partner may allocate such Net Capital Appreciation or Net Capital Depreciation only to the Capital Accounts of Partners in respect of which such reasons do not apply. In addition, if for any of the reasons described above, the Managing General Partner determines that a Partner (or any LP Investor) should have no interest whatsoever in a particular Security, type of Security or transaction, the interests in such Security, type of Security or transaction may be set forth in a separate memorandum account in which Partners shall participate only with respect to Capital Accounts that the Managing General Partner determines should have an interest in such Security, type of Security or transaction (any such Partner, for such Security, type of Security or transaction, being referred to the extent of such participating Capital Account as an "Unrestricted Partner") and in the Net Capital Appreciation and Net Capital Depreciation for each such memorandum account, which shall be separately calculated.

         (g) At the end of each Accounting Period during which a memorandum account created pursuant to Section 3.05(f) (a "Memorandum Account") was in existence (or during which an interest in particular Securities was otherwise allocated away from the Capital Accounts of one or more Limited Partners), the Capital Accounts of each Unrestricted Partner may be debited PRO RATA in accordance with the Capital Accounts of all Unrestricted Partners at the opening of such Accounting Period in an amount equal to the interest that would have accrued on the amount used to purchase the Securities attributable to the Memorandum Account (the "Purchase Price") had the Purchase Price earned interest at the rate per annum being paid by the Partnership from time to time during the applicable Accounting Period for borrowed funds, or, if funds have not been borrowed by the Partnership during such Accounting Period, at the interest rate per annum that the Managing General Partner determines would have been paid if funds had been borrowed by the Partnership during such Accounting Period. The amount so debited shall then be credited to the Capital Accounts of all of the Partners PRO RATA in accordance with their Capital Accounts as of the opening of the Accounting Period.

         (h) If the Partnership incurs a Withholding Tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the Managing General Partner, without limitation of any other rights of the Partnership or the Managing General Partner, shall cause the amount of such obligation to be debited against the Capital Account(s) of such Partner as of the close of the Accounting Period during which the Partnership pays such obligation or has the Withholding Tax withheld from its income. The Managing General Partner shall not be obligated to apply for or obtain a reduction of or exemption from Withholding Tax on behalf of any Partner that may be eligible for such reduction or exemption.

         Sec. 3.06 AMENDMENT OF INCENTIVE ALLOCATION. The Managing General Partner shall have the right to amend, without the consent of the Limited Partners, Section 3.05 of this Agreement so that the Incentive Allocation therein provided conforms to any applicable requirements of the U.S. Securities and Exchange Commission (the "SEC") and other regulatory authorities; PROVIDED, HOWEVER, that no such amendment shall increase the Incentive Allocation that otherwise would be computed with respect to a Capital Account, other than as provided in Section 3.05.

         Sec. 3.07 VALUATION OF ASSETS.

         (a) Securities that are listed on a securities exchange shall be valued at their last sales prices on the date of determination on the primary securities exchange on which such Securities shall have traded on such date (or, in the event that the date of determination is not a date upon which a securities exchange was open for trading, on the last prior date on which such securities exchange was so open not more than 10 days prior to the date of determination). Securities that are not listed on an exchange but are traded over-the-counter shall be valued at the mean between the last "bid" and "asked" price for such security on such date, unless included in the NASDAQ National Market System, in which case they shall be valued based upon their last sales prices (if such prices are available); PROVIDED THAT, if the last sales price of a Security does not fall between the last "bid" and "asked" price for such Security on such date, then the Managing General Partner shall value such Security at the mean between the last "bid" and "asked" price for such Security on such date. Securities not denominated in U.S. dollars shall be translated into U.S. dollars at prevailing exchange rates as the Managing General Partner may determine in good faith. Securities that are difficult to value, including illiquid Securities of the type referred to in clause (i) above, will be valued as the Managing General Partner may determine in good faith.

         (b) All other assets of the Partnership (except goodwill, which shall not be taken into account) shall be assigned such value as the Managing General Partner may determine in good faith.

         (c) If the Managing General Partner determines in its sole discretion that the valuation of any Securities pursuant to Section 3.07(a) (other than Securities valued pursuant to clause (ii) thereof) does not fairly represent market value, the Managing General Partner may value such Securities as it determines in good faith and shall set forth the basis of such valuation in writing in the Partnership's records.

         (d) All values assigned to Securities and other assets by the Managing General Partner pursuant to this Section 3.07 shall be final and conclusive as to all of the Partners.

         Sec. 3.08 LIABILITIES. Liabilities shall be determined using generally accepted accounting principles, as a guideline, applied on a consistent basis; PROVIDED, HOWEVER, that the Managing General Partner in its discretion may provide reserves for estimated accrued expenses, liabilities or contingencies, including general reserves for unspecified contingencies (even if such reserves are not in accordance with generally accepted accounting principles).

         Sec. 3.09 ALLOCATION FOR TAX PURPOSES. For each fiscal year, items of income, deduction, gain, loss or credit shall be allocated for U.S. income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner's Capital Account(s) for the current and prior fiscal years (or relevant portions thereof). Allocations under this
Section 3.09 shall be made pursuant to the principles of Section 704(b) and 704(c) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and U.S. Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the "qualified income offset" requirements of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

         If the Partnership realizes ordinary income and/or capital gains (including short-term capital gains) for U.S. Federal income tax purposes (collectively, "income") for any fiscal year during or as of the end of which one or more Positive Basis Partners (as hereinafter defined) withdraw from the Partnership pursuant to Article V, the Managing General Partner may elect, in its discretion, to allocate such income (including items of income) as follows:
(i) to allocate such income among such Positive Basis Partners, PRO RATA in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Partner, until either the full amount of such income shall have been so allocated or the Positive Basis of each such Positive Basis Partner shall have been eliminated, and (ii) to allocate any income not so allocated to Positive Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to
Section 3.05.

         If the Partnership realizes deductions, ordinary losses and/or capital losses (including long-term capital losses) for U.S. Federal income tax purposes (collectively, "losses") for any fiscal year during or as of the end of which one or more Negative Basis Partners (as hereinafter defined) withdraw from the Partnership pursuant to Article V, the Managing General Partner may elect, in its discretion, to allocate such losses (including items of loss) as follows:
(i) to allocate such losses among such Negative Basis Partners, PRO RATA in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Partner, until either the full amount of such losses shall have been so allocated or the Negative Basis of each such Negative Basis Partner shall have been eliminated, and (ii) to allocate any losses not so allocated to Negative Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to
Section 3.05.

         As used herein, (i) the term "Positive Basis" shall mean, with respect to any Partner and as of any time of calculation, the amount by which its interest in the Partnership (determined in accordance with Section 1.04) as of such time exceeds its "adjusted tax basis", for U.S. Federal income tax purposes, in its interest in the Partnership as of such time (determined without regard to such Partner's share of the liabilities of the Partnership under
Section 752 of the Code), and (ii) the term "Positive Basis Partner" shall mean any Partner who withdraws from the Partnership and who has Positive Basis as of the effective date of its withdrawal (determined prior to any allocations made pursuant to this Section 3.09).

         As used herein, (i) the term "Negative Basis" shall mean, with respect to any Partner and as of any time of calculation, the amount by which its interest in the Partnership (determined in accordance with Section 1.04) as of such time is less than its "adjusted tax basis," for U.S. Federal income tax purposes, in its interest in the Partnership as of such time (determined without regard to such Partner's share of the liabilities of the Partnership under
Section 752 of the Code), and (ii) the term "Negative Basis Partner" shall mean any Partner who withdraws from the Partnership and who has Negative Basis as of the effective date of its withdrawal (determined prior to any allocations made pursuant to this Section 3.09).

         Notwithstanding  anything  to the  contrary  in the  foregoing  in this
Section 3.09, if a General Partner withdraws all or a portion of its Capital Account in any fiscal year, the Managing General Partner may, in its discretion, specially allocate income to itself equal to its Positive Basis attributable to the portion of its Capital Account that it withdraws during such fiscal year.

         Sec. 3.10 DETERMINATION BY THE MANAGING GENERAL PARTNER OF CERTAIN MATTERS. All matters concerning the valuation of Securities and other assets, liabilities, profits and losses of the Partnership, the allocation of income, deductions, gains and losses among the Partners, including taxes thereon, and accounting procedures, not expressly provided for by the terms of this Agreement, shall be determined by the Managing General Partner whose determination shall be final and conclusive as to all of the Partners.

         Sec. 3.11 ADJUSTMENTS TO TAKE ACCOUNT OF CERTAIN EVENTS. If the Code or Treasury Regulations promulgated thereunder require a withholding or other adjustment to the Capital Account of a Partner or some other event occurs necessitating in the Managing General Partner's judgment an equitable adjustment, the Managing General Partner shall make such adjustments in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Incentive Allocation, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof by the Managing General Partner shall be final and conclusive as to all of the Partners.

                                   ARTICLE IV

                            Admission of New Partners

         Sec. 4.01 NEW PARTNERS. Subject to the condition that each new Partner shall execute an appropriate supplement to this Agreement pursuant to which it agrees to be bound by the terms and provisions hereof, the Managing General Partner may, in its sole discretion, admit one or more new Partners as of the first Business Day of each month or at such other times as determined by the Managing General Partner in its sole discretion (each such subsequent closing, a "Subsequent Closing"). A "Business Day" shall be any day on which commercial banks in New York City and the Cayman Islands are open for business. Admission of a new Partner shall not be a cause for dissolution of the Partnership. In no event will the Partnership at any time have more than 100 Partners. For purposes of this section, the number of Partners of the Partnership shall be determined in accordance with U.S. Treasury Regulations Section 1.7704-1(h).

                                   ARTICLE V

                          Withdrawals and Distributions
                                   of Capital

         Sec. 5.01 WITHDRAWAL OF INITIAL LIMITED PARTNER. The Initial Limited Partner has made a Capital Contribution of USD 1.00 to the capital of the Partnership. Upon one or more additional Partners becoming Limited Partners, the Initial Limited Partner shall automatically withdraw as a Limited Partner and shall accordingly cease to be a Limited Partner and shall be entitled to receive, and the Partnership shall pay to the Initial Limited Partner, the amount of USD 1.00, and no more and shall have no further interest or obligation of any kind whatsoever as a Partner of the Partnership.

         Sec. 5.02 WITHDRAWALS AND DISTRIBUTIONS IN GENERAL. No Partner shall be entitled to (i) receive distributions from the Partnership, except as provided in Section 5.06 and Section 6.02; or (ii) withdraw any amount from a Capital Account, except as provided in Section 5.03, or upon the consent of, and upon such terms as may be determined by, the Managing General Partner in its sole discretion.

         Sec. 5.03 WITHDRAWALS.

         (a) Subject to Sections 5.03(b), 5.03(c), and 5.08, beginning two years and one day after the establishment of each Capital Account for each Limited Partner with respect to any particular Capital Contribution, determined in the case of the Feeder Fund in accordance with Section 3.02(d) (the "Lock-up Period"), such Limited Partner shall have the right, as of the last day of each calendar quarter of any year (each, a "Withdrawal Date"), upon written notice to the Managing General Partner delivered at least 65 days prior to such Withdrawal Date, to withdraw all or any portion of the balance in such Capital Account. With respect to multiple Capital Accounts established on account of any particular LP Investor, withdrawals will be deemed to be made on a "first in - first out" basis. If a Withdrawal Date does not fall on a Business Day, the withdrawal date will be the next Business Day. Withdrawal requests will be irrevocable by the Limited Partner upon receipt by the Managing General Partner, but such irrevocability may be waived by the Managing General Partner in its sole discretion. The Lock-up Period shall also apply to withdrawals (excluding withdrawals of Incentive Allocation) from the Capital Accounts of the Managing General Partner. Upon the expiration of the Lock-up Period with respect to any Capital Contribution made by the Managing General Partner, the

Managing General Partner may, on any Withdrawal Date, withdraw amounts in the applicable Capital Account.

         (b) Payment of the amount withdrawn shall be made within 30 days of the Withdrawal Date; PROVIDED, HOWEVER, that if a Limited Partner elects to withdraw 90% or more of its Capital Account(s) established in respect of the Capital Contributions of any particular LP Investor pursuant to Section 3.02(d), the Partnership shall pay the Limited Partner an amount equal to at least 90% of its estimated withdrawal proceeds computed on the basis of unaudited data as of the Withdrawal Date) within 30 days after the Withdrawal Date and the balance of the withdrawal shall be paid (subject to audit adjustments) within 30 days after completion of the audit of the Partnership's books for the year in which such withdrawal occurs. No interest will be paid on any balance due after a Withdrawal Date. The interests (or portion thereof being withdrawn) of a Limited Partner that gives notice of withdrawal pursuant to this Section 5.03(b) shall not be included in calculating the Partnership Percentages of the Limited Partners required to take any action under this Agreement.

         (c) In the event that aggregate withdrawal requests (other than pursuant to Section 5.03(b) or Section 5.03(c)) are received for any Withdrawal Date in an amount in excess of 20% of the Net Asset Value of the Partnership as of such date, the Managing General Partner may, in its sole discretion, (i) satisfy all such withdrawal requests, or (ii) reduce all withdrawal requests PRO RATA so that only 20% (such limitation, the "Gate") (or more, at the sole discretion of the Managing General Partner) of the Net Asset Value of the Partnership is withdrawn on such Withdrawal Date. A withdrawal request that is not satisfied in full as of the intended Withdrawal Date because of the foregoing restrictions will be satisfied at the immediately following Withdrawal Date and shall be satisfied in priority to later requests; PROVIDED, HOWEVER, that the withdrawal request will be fully satisfied (subject to the suspension provisions described in Section 5.08) no later than the last day of the twelfth full month following the initial Withdrawal Date to which the withdrawal request relates. Until the Withdrawal Date as of which a withdrawal becomes effective, the Capital Account of the withdrawing Partner will remain at risk.

         (d) The Managing General Partner may waive notice requirements and require or permit withdrawals under such other circumstances as it approves, including to pay expenses of the Feeder Fund approved by the Management Company.

         Sec. 5.04 REQUIRED WITHDRAWALS. The Managing General Partner may, in its sole discretion, require a Limited Partner to withdraw all or any part of its Capital Accounts at any time, for any reason or no reason, upon five days' prior written notice. The Managing General Partner also may terminate the entire interest of any Limited Partner in respect of any particular Capital Account(s) immediately in the event that the Managing General Partner, in its sole discretion, determines that (i) the Limited Partner or any LP Investor has made a material omission or material misstatement of fact with regard to the information such Limited Partner or such LP Investor provided to the Partnership or the Feeder Fund, (ii) such Partner's continued participation in the Partnership may cause the Partnership to fail to qualify for the safe harbor from "publicly traded partnership" status set forth in U.S. Treasury Regulations
Section 1.7704-1(h) or (iii) such Limited Partner's or LP Investor's continued ownership of an interest in the Partnership or in the Limited Partner, respectively, may cause adverse legal, tax, regulatory or other consequences to the Partnership. The Partner receiving such notice shall be treated for all purposes and in all respects as a Partner who has given notice of withdrawal of all or part of its Capital Accounts, as the case may be, under Section 5.03.

         Sec. 5.05 DEATH, DISABILITY, ETC. OF LIMITED PARTNERS. The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner's interest in the Partnership upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner, but shall not be admitted as a substituted Partner without the consent of the Managing General Partner, in its sole discretion.

         Sec. 5.06 DISTRIBUTIONS.

         (a) The Managing General Partner may at any time (including during the Lock-up Period), in its sole discretion, make distributions in cash or in kind
(i) in connection with a withdrawal of funds from the Partnership by a Partner and (ii) at any time to all of the Partners on a PRO RATA basis in accordance with the Partners' Partnership Percentages; provided, that the Managing General Partner may elect, in its sole discretion, to give Limited Partners the option of opting out of any distributions pursuant to clause (ii). Additionally, upon the sale of all or substantially all of the Securities (and the determination of the Managing General Partner that the Partnership no longer intends to acquire Securities), the Managing General Partner will distribute the proceeds thereof to the Partners PRO RATA in accordance with their respective Partnership Percentages.

         (b) If a distribution is made in kind, immediately prior to such distribution, the Managing General Partner shall determine the fair market value of the property distributed and adjust the Capital Accounts of all Partners upwards or downwards as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to Section 3.05. Each such distribution shall reduce the Capital Account(s) of the distributee Partner by the fair market value thereof.

         (c) The provisions of this Section 5.06 shall apply to distributions made in connection with any withdrawal under this Article V and in connection with dissolution pursuant to Article VI, unless otherwise provided for in
Article VI.

         (d) (i) The Managing General Partner may withhold and pay over to the U.S. Internal Revenue Service (or any other relevant taxing authority or withholding agent) such amounts as the Partnership is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Partner's distributive share of the Partnership's items of gross income, income or gain.

                 (ii) For purposes of this Agreement, any taxes so withheld or paid over by the Partnership with respect to a Partner's distributive share of the Partnership's gross income, income or gain shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner, pursuant to this Agreement and reducing the Capital Account(s) of such Partner. If the amount of such taxes is greater than any such distributable amounts, then such Partner and any successor to such Partner's interest shall pay the amount of such excess to the Partnership, as a contribution to the capital of the Partnership.

                (iii) The Managing General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the Managing General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

         Sec. 5.07 EFFECTIVE DATE OF WITHDRAWAL. Unless otherwise specified herein, the effective date of a Partner's withdrawal with respect to any of its Capital Accounts shall mean the day immediately following: (i) the Withdrawal Date in the case of a withdrawal pursuant to Section 5.03(a), or (ii) the date determined by the Managing General Partner if such Partner shall be required to withdraw from the Partnership pursuant to Section 5.04. In the event the Withdrawal Date of a Partner shall be a date other than the last day of a fiscal year of the Partnership, each Capital Account of the withdrawing Partner that is subject to such withdrawal shall be adjusted pursuant to Section 3.05(b) as if the Withdrawal Date of such Partner's withdrawal were the last day of a fiscal year.

         Sec. 5.08 LIMITATIONS ON WITHDRAWAL OF CAPITAL ACCOUNT.

         (a) The right of any Partner or its legal representatives to withdraw any amount from a Capital Account and to have distributed to it any such amount (or any portion thereof) pursuant to this Article V is subject to the provision by the Managing General Partner for all Partnership liabilities in accordance with the Law and for reserves for contingencies and estimated accrued expenses and liabilities in accordance with Section 3.08, and for projected Incentive Allocations. In addition, no withdrawal shall be permitted that would result in a Capital Account having a negative balance. The unused portion of any reserve shall be distributed to the Partners to which the reserve applied, with interest at the prevailing savings bank rate for unrestricted deposits from time to time in effect in New York, New York, as determined by the Managing General Partner, after the Managing General Partner shall have determined that the need therefor shall have ceased.

         (b) The Managing  General  Partner may suspend  withdrawal  rights,  in
whole  or  in  part:   (i)  during  any  period  when  any  stock   exchange  or
over-the-counter market on which the Partnership's investments are quoted, traded or dealt in is closed, other than for ordinary holidays and weekends, or during periods in which dealings are restricted or suspended; (ii) during the existence of any state of affairs as a result of which, in the opinion of the Managing General Partner, disposal of investments by the Partnership would not be reasonably practicable or would be seriously prejudicial to the non-withdrawing Limited Partners; (iii) during any breakdown in the means of communication normally employed in determining the price or value of the Partnership's assets or liabilities, or of current prices in any stock market as aforesaid, or when for any other reason the prices or values of any assets or liabilities of the Partnership cannot reasonably be promptly and accurately ascertained; (iv) during any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the opinion of the Managing General Partner, be effected at normal rates of exchange; or (v) where such withdrawal would impede a pending tender offer, proxy contest, shareholder vote or other hostile action with respect to an issuer. Upon the determination by the Managing General Partner that any of the above-mentioned conditions no longer applies, withdrawal rights shall be promptly reinstated, and any pending withdrawal requests shall be honored as of the end of the fiscal quarter following such determination.

         (c) No partial withdrawals will be permitted if such withdrawal will cause the aggregate Capital Account balances established with respect to a Limited Partner or an LP Investor to fall below $5 million, unless approved by the Managing General Partner in its sole discretion.

         (d) The Managing General Partner, by written notice to any Limited Partner, may suspend payment of withdrawal proceeds to such Limited Partner if the Managing General Partner reasonably deems it necessary to do so to comply with anti-money laundering or other laws and regulations applicable to the Partnership, Management Company or any of the Partnership's other service providers.

                                   ARTICLE VI

                   Duration and Dissolution of the Partnership

         Sec. 6.01 DURATION. The Partnership shall continue until the earliest of (i) a determination by the Managing General Partner, in its sole discretion, that the Partnership should be dissolved, (ii) the termination, bankruptcy, insolvency or dissolution of the Managing General Partner, or (iii) such time as the Managing General Partner determines that Partnership no longer holds and no longer intends to acquire Securities. Upon a determination to dissolve the Partnership, withdrawal requests and distributions in respect of pending withdrawals may not be made (other than pursuant to Section 5.03(d)).

         Sec. 6.02 DISSOLUTION.

         (a) Upon dissolution of the Partnership, in accordance with this Agreement and the Law, the Managing General Partner shall, subject to applicable law, within no more than 30 days after completion of a final audit of the Partnership's financial statements (which shall be performed within 90 days of such dissolution), make distributions out of the Partnership's assets, in the following manner and order:

                  (i) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

                  (ii) to the Partners in the proportion of their respective Capital Accounts.

         (b) The Managing General Partner, in its discretion, at any time and from time to time, may designate one or more liquidators, including, without limitation, one or more members of the General Partners, who shall have full authority to wind up and liquidate the business of the Partnership and to make final distributions as provided in this Section 6.02. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the Managing General Partner. Any such liquidator may receive compensation as shall be fixed, from time to time, by the Managing General Partner.

         (c) In the event that the Partnership is dissolved on a date other than the last day of a fiscal year, the date of such dissolution shall be deemed to be the last day of a fiscal year for purposes of adjusting the Capital Accounts of the Partners pursuant to Section 3.05. For purposes of distributing the assets of the Partnership upon dissolution, the Managing General Partner shall be entitled to a return, on a PARI PASSU basis with the Limited Partners, of the amount standing to its credit in its Capital Accounts and, with respect to its share of profits, based upon its Partnership Percentage.

                                  ARTICLE VII

                        Tax Returns; Reports to Partners

         Sec. 7.01 INDEPENDENT AUDITORS. The financial statements of the Partnership shall be audited by an independent certified public accountant selected by the Managing General Partner as of the end of each fiscal year of the Partnership.

         Sec. 7.02 FILING OF TAX RETURNS. The Managing General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. Federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Partnership.

         Sec. 7.03 TAX MATTERS PARTNER. The Managing General Partner shall be designated on the Partnership's annual U.S. Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Code. Each person (for purposes of this Section 7.03, called a "Pass-Thru Partner") that holds or controls an interest as a Partner on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Partnership holding such interests through such Pass-Thru Partner. In the event the Partnership shall be the subject of an income tax audit by any U.S. Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

         Sec. 7.04 REPORTS TO CURRENT PARTNERS. Within 90 days after the end of each audit date, or as soon thereafter as is reasonably possible, the Partnership shall cause its auditor to prepare and mail to each Partner, together with the report thereon of the accountants selected by the Managing General Partner, an audited financial report (which need not include the list of the Partnership's investments that may be required by generally accepted accounting principles) setting forth:

         (a) a balance sheet of the Partnership as of the end of such fiscal year;

         (b) a statement showing the Net Capital Appreciation or Net Capital Depreciation, as the case may be, for such year;

         (c) such Partner's Capital Account as of the end of such year; and

         (d) such Partner's Capital Account and Partnership Percentage for the then current Accounting Period.

         The Partnership will also provide periodic unaudited performance information, no less frequently than quarterly, to the Limited Partners.

         Sec. 7.05 REPORTS TO PARTNERS AND FORMER PARTNERS. Within 90 days of the end of each fiscal year, or as soon thereafter as is reasonably possible, the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or former Partner (or such Partner's or former Partner's legal representatives) to prepare its U.S. Federal income tax return in accordance with the laws, rules and regulations then prevailing.

         Sec. 7.06 PARTNER TAX BASIS. Upon request of the Managing General Partner, each Partner agrees to provide to the Managing General Partner information regarding its adjusted tax basis in its Partnership interest along with documentation substantiating such amount.

                                  ARTICLE VIII

                               Investor Committee

         Sec. 8.01 INVESTOR COMMITTEE.

         (a) The Managing General Partner may appoint (and may periodically reconstitute) an investor committee (the "Investor Committee") consisting of at least three individuals representing Limited Partners (excluding the Feeder
Fund) and/or LP Investors in the Feeder Fund.

         (b) The Investor Committee shall provide such advice and counsel (if any) as may be requested by the Managing General Partner in connection with, among other things, the Funds' investments and potential conflicts of interest. Majority approval of the Investor Committee with respect to any investment or transaction for which the Managing General

Partner has sought such approval will be binding on all Limited Partners and no Limited Partner shall have any claim in respect of any investment or transaction approved by the Investor Committee, including, but not limited to breach by the Managing General Partner of its fiduciary duties or breach of this Agreement. An appointment to the Investor Committee is not transferable without the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion.

         (c) Meetings of the Investor Committee shall be held upon the request of the Managing General Partner. No fees shall be paid by the Partnership to members of the Investor Committee; however, reasonable expenses incurred in attending meetings of the Investor Committee will be reimbursed by the Partnership.

                                   ARTICLE IX

                                  Miscellaneous

         Sec. 9.01 GENERAL. This Agreement: (i) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Partners; and (ii) may be executed, through the use of separate signature pages or supplemental agreements, in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; PROVIDED, HOWEVER, that each such counterpart shall have been executed by the Managing General Partner.

         Sec. 9.02 POWER OF ATTORNEY. Each of the Partners hereby appoints the Managing General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

         (a) a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required under the Law;

         (b) any duly adopted amendment to this Agreement;

         (c) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

         (d) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable U.S. Federal, state or local law.

         The power of attorney hereby granted by each of the Limited Partners is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner; PROVIDED, HOWEVER, that such power of attorney will terminate upon the substitution of another limited partner for all of such Limited Partner's interest in the Partnership or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

         Sec. 9.03 AMENDMENTS TO PARTNERSHIP AGREEMENT. The terms and provisions of this Agreement may be modified or amended and/or the Partnership may be restructured at any time and from time to time with the written consent of Limited Partners having in excess of 50% of the Partnership Percentages of the Limited Partners and the affirmative vote of the Managing General Partner, insofar as is consistent with the laws governing this Agreement; PROVIDED, HOWEVER, that without the consent of the Limited Partners, the Managing General Partner may amend this Agreement to: (i) reflect changes validly made in the membership of the Partnership and the Capital Contributions and Partnership Percentages of the Partners; (ii) change the provisions relating to the Incentive Allocation as provided in, and subject to the provisions of, Section 3.06; (iii) reflect a change in the name of the Partnership; (iv) make a change that is necessary or, in the opinion of the Managing General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any U.S. or non-U.S. jurisdiction, or ensure that the Partnership will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. Federal tax purposes; (v) make a change that does not adversely affect the Limited Partners in any material respect; (vi) make a change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect;
(vii) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any U.S. Federal, state or non-U.S. governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (viii) make a change that is required or contemplated by this Agreement; (ix) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the General Partners or the Partnership pursuant to applicable Cayman Islands law if the provisions of applicable Cayman law are amended, modified or revoked so that the taking of such action is no longer required; (x) prevent the Partnership from in any manner being deemed an "Investment Company" subject to the provisions of the U.S. Investment Company Act of 1940, as amended (the "1940 Act"); (xi) change the legal structure of the Partnership (for example, from a partnership to a limited liability company or exempted company); or (xii) make any other amendments and/or restructurings similar to the foregoing. Each Partner, however, must approve of any amendment that would (a) reduce its Capital Account or rights of contribution or withdrawal; or (b) amend the provisions of this Agreement relating to amendments.

         Sec. 9.04 NON-VOTING INTERESTS OF REGISTERED FUND LIMITED PARTNERS. A Limited Partner interest owned by an investment fund registered as an investment company under the 1940 Act (a "Registered Fund Limited Partner"), or by an Affiliate of a Registered Fund Limited Partner, or by a person controlling, controlled by or under common control with a Registered Fund Limited Partner, shall be a Non-Voting Interest; PROVIDED, HOWEVER, that such Non-Voting Interest shall be permitted to vote on matters with respect to which voting rights are not considered to be "voting securities" as defined under Section 2(a)(42) of the 1940 Act.

         Except as provided in this Section 9.04, an interest held by a Registered Fund Limited Partner as a Non-Voting Interest shall be identical in all regards to all other interests held by Limited Partners.

         Sec. 9.05 CHOICE OF LAW. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed under the laws of the Cayman Islands applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Law as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

         Sec. 9.06 CONSENT TO JURISDICTION. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

         Sec. 9.07 TAX ELECTIONS. The Managing General Partner may, in its sole discretion, cause the Partnership to make or revoke any tax election that the Managing General Partner deems appropriate, including without limitation an election pursuant to Section 754 of the Code and an election to cause the Partnership to be classified as a partnership for U.S. Federal tax purposes.

         Sec. 9.08 NO THIRD PARTY RIGHTS.  Except for the provisions of Sections
2.05 and 2.06, the provisions of this Agreement, including, without limitation, the provisions of Section 1.04 and Section 5.03, are not intended to be for the benefit of any creditor or other person (other than the Partners in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and no such creditor or other person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation pursuant to Section 1.04, against the Partnership or any Partner. Any amendment, modification or repeal of Sections 2.05 and 2.06 shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         Sec. 9.09 CONFIDENTIALITY. (a) In connection with the organization of the Partnership and its ongoing business, the Limited Partners (and in the case of the Feeder Fund, its LP Investors) will receive or have access to confidential proprietary information concerning the Partnership, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like (the "Confidential Information"), which is proprietary in nature and non-public. Other than Affiliated Investors, no Partner, nor any Affiliate of any Partner, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Partnership and except as otherwise required by any regulatory authority, law or regulation, or by legal process. Notwithstanding anything herein to the contrary, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that "tax treatment" and "tax structure" do not include the name or other identifying information of the Partnership or a transaction.

         (b) The Managing General Partner or its Affiliates shall be the only party to communicate with the Company or to make any public statements, public disclosures or any other third party communications on behalf of the Partnership relating to the Company, the Securities, this Agreement or the activities of the Managing General Partner and its Affiliates pursuant to this Agreement, including the making of any proposals regarding corporate transactions involving the Company or the Securities.

         Sec. 9.10 NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service or by telecopy. All notices to the Partnership shall be addressed to its principal office and place of business. All notices addressed to a Partner shall be addressed to such Partner at the address set forth on the books and records of the Partnership. Any Partner may designate a new address by written notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when receipt is acknowledged, if telecopied on a Business Day; and the next Business Day following the day on which receipt is acknowledged if telecopied on a day that is not a Business Day.

         Sec. 9.11 GOODWILL. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the Managing General Partner.

         Sec. 9.12 HEADINGS. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

         Sec. 9.13 PRONOUNS. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.


GENERAL PARTNERS:

Trian Partners GP, L.P.                          Trian Partners Cayman, Ltd.

By:  Trian Partners General Partner, LLC,        By: /s/ Edward P. Garden
     its general partner                            ----------------------------
                                                    Name:  Edward P. Garden
By: /s/ Edward P. Garden                            Title: Director
   -----------------------------------
   Name:  Edward P. Garden
   Title: Member


Executed as a Deed by
TRIAN SPV I, L.P.

By:  Trian Partners GP, L.P.
     its general partner

By:  Trian Partners General Partner, LLC
     its general partner

By: /s/ Edward P. Garden
   -----------------------------------
   Name:  Edward P. Garden
   Title: Member

In the presence of: /s/ Tambra S. King
                   -------------------
                        Witness




INITIAL LIMITED PARTNER:

Solely to reflect the withdrawal of the Initial Limited
Partner pursuant to Section 5.01.

Ian Gobin


By: /s/ Ian Gobin
   -----------------------------------